CONSULTING AGREEMENT

This Agreement is made effective this February 20, 2013, between View Systems, Inc., (hereinafter referred to as the "Company" or “VS”) with its principal office at 1550 Caton Center Drive, Suite E, Baltimore, MD 21227, and Reid R. Miles (the “Consultant”) with his principal office at, 470 Park Avenue South, 12th Floor, North Side, New York, N.Y. 10016

RECITALS

A.	The Company develops, produces, and markets computer software and hardware systems for security and surveillance applications.
B.	The Company is in need of the additional expertise and consulting services in the refinement and execution of its strategic plan. The execution of the strategic plan includes product strategy and technology roadmap, bringing additional senior executive resources to the company, development of budgets and financial operating models and the ongoing capitalization of the company.
C.	The company is in need of qualified personnel to manage and grow its operation, develop additional products, enhance its markets and increase its revenue.
D.	The Company desires to engage the Consultant to provide consulting and support services in connection with the above operational and financial goals to enhance shareholder value.

TERMS

In consideration of the covenants and conditions contained herein, the Company and the Consultant, hereinafter sometimes referred to as the “parties”, agree as follows:

1.	Term of Agreement. The term of this Agreement shall commence on the effective date of the Agreement. As long as the terms of this Agreement are complied with, this Agreement shall continue in force.
2.	Consulting and Support Services. The Consultant shall; to facilitate the below statements of assistance, upon signing this agreement, join the Board of Directors of VS and be an active consultant to the current CEO.

The Consultant shall perform the following consulting and support services:

•	Lead the recruitment effort of a new CEO for the Company working closely with the current CEO and the other Board members.
•	Lead the recruitment of other outside Board members that can be of assistance in growing the Company and in the overall governance of the Company.

•	Assist in the preparation of updated strategic business plans, including potential market share, revenues, variable and fixed costs, capital items and projected revenues and net income.
•	Consult on the ongoing capital structure for the Company and the optimal capital planning for the Company.
•	Consult on the development of strategic partners for the Company including manufacturing partners, distribution partners, fulfillment partners and capital partners.
3.	Compensation. In exchange for Mr. Miles agreement to perform the services hereunder, Mr. Miles shall be entitled to the following compensation.

•	Mr. Miles will receive a grant of fully vested stock options for 15,000,000 shares in the company with a strike price of $0.03 per share upon the date of this agreement, as compensation for the above consulting agreement.
•	Mr. Miles will have up to 5 years from the date of issuance to exercise the 15,000,000 stock options.
•	The stock options will provide for cashless exercise.
•	Mr. Miles waives any current cash compensation and any cash based board fees.
•	Anti-dilution; If additional shares (or share equivalents) in the company are issued during the first two years after the grant of the 15,000,000 stock options, then the initial 15,000,000 stock option grant will be increased to adjust for dilution.
•	The Company agrees to work with the Consultant in structuring the 15,000,000 options in a manner that is tax efficient to the Consultant and Mr. Miles will receive a stock option agreement representing the stock options promptly following resolution of such structure.

4.	Confidentiality.

a.	The parties agree that any written, confidential or other proprietary information that is furnished by either party to the other shall be maintained in confidence by the receiving party for a period of one (1) years from its receipt in the same manner that it maintains as confidential its own proprietary information, except as further provided in this paragraph and unless further contractual arrangements are entered into by the parties. Each party shall mark any information that it considers as proprietary information as “Proprietary” or “Confidential”. Each party shall use said proprietary information disclosed to it only to effect fulfillment of the terms of this Agreement, and the parties agree that said information will only be disclosed to such personnel of the receiving party necessary to effect fulfillment of the terms of this Agreement.
b.	The parties hereto agree that the provisions of this paragraph shall not apply with respect to proprietary information which is: (1) published or otherwise becomes available to the public other than by a breach of this Agreement by a party hereto; or (2) rightfully received by one party hereunder from a third party not obligated under this Agreement, and without confidential limitation.

c.	No license, express or implied, in the “Confidential Information” is granted by either party other than to use the information in the manner and to the extent authorized.
d.	Promptly upon the disclosing party’s request, the receiving party agrees to return all Confidential Information and all notes, graphics, writings and information in tangible forms, and all copies thereof, containing or referring to Confidential Information, which are in the possession of or under the receiving party’s control.
e.	Neither party shall, without the prior written consent of the other party, issue any news releases, advertisements or other publications revealing the terms of this Agreement or in any other way reveal to third parties the terms of this Agreement.

General Provisions.

a.	Attorney’s Fees: In the event of any arbitration between the parties, the prevailing party shall be entitled to recover from the non-prevailing party any and all costs, including reasonable attorneys’ fees, incurred by the prevailing party. Such relief shall be in addition to any other relief, award or damages to which the prevailing party may be entitled.
b.	Severability: If any provision of the Agreement or the application thereof to any person or circumstance shall be determined by any Court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of the Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby. Each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.
c.	Governing Law/Arbitration: This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Maryland and the laws of the United States of America. Any dispute between the parties hereto shall be submitted for binding arbitration in Florida under the auspices and Commercial Arbitration Rules of the American Arbitration Association.
d.	Final Agreement: This Agreement constitutes the final and complete agreement between the parties concerning the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, written or oral, between the parties with respect thereto. Any modification, revision or amendment of this Agreement shall not be effective unless made in a writing executed by both parties.
e.	Waiver: Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making such waiver or promise.
f.	Headings: The headings in this Agreement are for the purpose of convenience only and shall not limit, enlarge or affect any of the covenants, terms, conditions or provisions of this Agreement.

g.	Language: The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either party.
h.	Notices: All notices, demands, requests, consents and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by commercial courier or by facsimile transmission to the parties at the addresses set forth on the front page of this Agreement or to such other person and place as either party shall designate by notice to the other party.
i.	Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, successors, trustees, and assigns.
j.	Execution: This Agreement may be executed in any number of counterparts, and by facsimile transmission, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The individuals signing below represent that they are duly authorized to do so by and on behalf of the Party for whom they are signing

IN WITNESS WHEREOF,

The parties have executed this Agreement as of the effective date: February 20, 2013

View Systems, Inc.	Consultant

Gunther Than	Reid R. Miles
CEO View Systems, Inc.	Consultant
1550 Caton Ctr.Drive, Suite E	470 Park Ave. South, 12th Floor North Side
Baltimore, MD 21227	New York, NY 10016